Exhibit (a)(1)(I)

AMENDED AND RESTATED OFFER TO EXCHANGE

BY

ORGANOGENESIS HOLDINGS INC.

ANY AND ALL OUTSTANDING PUBLIC WARRANTS

FOR SHARES OF ITS CLASS A COMMON STOCK

AT AN EXCHANGE RATIO OF 0.095 SHARES FOR EACH PUBLIC WARRANT

AND CONSENT SOLICITATION

THE OFFER PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,

EASTERN TIME, ON AUGUST 16, 2019, UNLESS THE OFFER PERIOD IS EXTENDED

July 22, 2019

To Brokers, Dealers, Commercial Banks,

Trust Companies and Other Nominees:

Enclosed for your consideration are the Amended and Restated Offer to Exchange Letter, dated July 22, 2019 (the “Offer Letter”), and the related Amended and Restated Letter of Transmittal and Consent (the “Letter of Transmittal” which, together with any amendments or supplements thereto, collectively constitute the “Offer”), in connection with the offer by Organogenesis Holdings Inc., a Delaware corporation (the “Company”), to the holders of the Company’s issued and outstanding warrants issued pursuant to a prospectus dated October 10, 2016 (the “IPO Prospectus”), exercisable for shares of the Company’s Class A common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $5.75 per half Share (the “Public Warrants”), to permit, during the Offer Period, the exchange of one Public Warrant for 0.095 Shares (approximately one Share for every 11 Public Warrants tendered), as described in the Offer Letter. The “Offer Period” is the period of time commencing on July 22, 2019, and ending at 12:00 midnight, Eastern Time, on August 16, 2019, or such later date to which the Company may extend the Offer (the “Expiration Date”).

As part of the Offer, the Company is also soliciting consents from the holders of the Public Warrants to the amendment (the “Warrant Amendment”) of the Warrant Agreement governing the Company’s outstanding Public Warrants. If approved, the Warrant Amendment would permit the Company to require that each Public Warrant that is outstanding upon the closing of the Offer be converted into 0.0855 Shares, which is a ratio 10% less than the exchange ratio applicable to the Offer, which would permit the Company to eliminate all of its currently outstanding Public Warrants. The foregoing is only a summary of the Warrant Amendment, and is qualified by reference to the full text of the Warrant Amendment, set forth as Annex A to the Offer Letter.

NO FRACTIONAL SHARES WILL BE ISSUED. PUBLIC WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. IN LIEU OF ISSUING FRACTIONAL SHARES TO WHICH ANY HOLDER OF PUBLIC WARRANTS WOULD OTHERWISE HAVE BEEN ENTITLED, THE COMPANY WILL ROUND THE NUMBER OF SHARES TO WHICH SUCH HOLDER IS ENTITLED, AFTER AGGREGATING ALL FRACTIONS, UP TO THE NEXT WHOLE NUMBER OF SHARES.

PUBLIC WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON DECEMBER 10, 2023 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

THE OFFER RELATES TO THE PUBLIC WARRANTS ISSUED PURSUANT TO THE IPO PROSPECTUS, WHICH TRADE THROUGH THE DEPOSITARY TRUST COMPANY. ANY AND ALL OUTSTANDING PUBLIC WARRANTS ARE ELIGIBLE TO BE TENDERED PURSUANT TO THE OFFER. AS OF JULY 17, 2019, THERE WERE 30,890,748 PUBLIC WARRANTS OUTSTANDING.

IT IS THE COMPANY’S CURRENT INTENTION NOT TO CONDUCT ANOTHER OFFER TO EXCHANGE PUBLIC WARRANTS FOR SHARES. HOWEVER, THE COMPANY RESERVES THE RIGHT TO DO SO IN THE FUTURE, AS WELL AS TO EXERCISE ITS ABILITY TO REDEEM THE PUBLIC WARRANTS IF AND WHEN IT IS PERMITTED TO DO SO PURSUANT TO THE TERMS OF THE PUBLIC WARRANTS.

Enclosed with this letter are copies of the following documents:

1. Letter of Transmittal, for your use in accepting the Offer and exchanging Public Warrants and for the information of your clients;

2. Notice of Guaranteed Delivery with respect to Public Warrants, to be used to accept the Offer in the event (a) your Public Warrants are not immediately available, (b) the procedure for book-entry transfer cannot be completed on a timely basis, or (c) time will not permit all required documents to reach the Depositary prior to the Expiration Date (as defined in the Offer Letter); and

3. Form of letter that may be sent to your clients for whose accounts you hold Public Warrants registered in your name or in the name of your nominee, along with an Instruction Form provided for obtaining such client’s instructions with regard to the Offer.

Certain conditions to the Offer are described in the Offer Letter under “The Offer, Section 11. Conditions; Termination; Waivers; Extensions; Amendments.”

We urge you to contact your clients promptly. Please note that the Offer Period and withdrawal rights will expire at 12:00 midnight, Eastern Time, on August 16, 2019, unless the Offer Period is extended.

Other than as described herein, the Company will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary, the Information Agent and the Financial Advisor, as described in the Offer Letter) in connection with the tenders of Public Warrants pursuant to the Offer. However, the Company will, on request, reimburse you for customary mailing and handling expenses incurred by you in forwarding copies of the enclosed Offer materials to your clients.

Questions regarding the Offer may be directed to Morrow Sodali, as Information Agent, at 470 West Avenue—3rd Floor, Stamford, CT 06902 (telephone number: (203) 658-9400 or toll free: (800) 662-5200; email: ORGO.info@morrowsodali.com) or to Continental Stock Transfer & Trust Company, as Depositary, at 1 State Street—30th Floor, New York, NY 10004, Attn: Corporate Actions/Organogenesis.

Very truly yours,

ORGANOGENESIS HOLDINGS INC.

Nothing contained in this letter or in the enclosed documents shall render you or any other person the agent of the Company, the Depositary, the Information Agent, the Financial Advisor or any affiliate of any of them or authorize you or any other person affiliated with you to give any information or use any document or make any statement on behalf of any of them with respect to the Offer other than the enclosed documents and the statements contained therein.

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